Exhibit 99.1

AMENDMENT TO MODIFICATION AGREEMENT
AMONG ORBITAL ENERGY GROUP, INC.,
KURT A. JOHNSON JR. AND TIDAL POWER GROUP LLC
(this “Amendment”)

WHEREAS, ORBITAL ENERGY GROUP, INC. (“OEG”), has issued its promissory note dated November 17, 2021 payable to TIDAL POWER GROUP LLC (“Tidal”) in the original principal amount of $51,384,000.00 (the “Tidal Original Note”), its promissory note dated November 17, 2021 payable to KURT A. JOHNSON (“Johnson”) in the original principal amount of $34,356,000.00 (the “Johnson Original Note” and together with the Tidal Original Note, the “Original Notes”), and its promissory note dated November 17, 2021 payable to Johnson in the original principal amount of $1,090,000.00 (the “Johnson Supplemental Note” and together with the Original Notes, the “Notes”);

WHEREAS, on or about March 9, 2022, OEG, Tidal and Johnson executed and delivered that certain Promissory Notes & Lock-up Letter Agreement (the “Modification Agreement”) and amendments to the Original Notes (the “Original Note Amendments”);

WHEREAS, the Parties wish to amend the Modification Agreement as set forth in this Amendment;

NOW, THEREFORE, in consideration of value received, the receipt and sufficiency of which is hereby acknowledged, the undersigned, intending to be legally bound, hereby agree as follows:

1.    This Amendment is entered into pursuant to Paragraph No. 5 of the Modification Agreement and shall be effective as of May 6, 2022. Except as set forth in this Amendment, all of the terms of the Modification Agreement shall remain in full force and effect.

2.    Section 3(i) of the Modification Agreement is amended to read as follows in its entirety:

(i)    Pay the sum of $20,000,000.00 on or before May 6, 2022 and the sum of $15,000,000.00 on or before December 31, 2022; each payment to be made and applied (a) first, to Johnson for the payment in full of all principal and accrued and unpaid interest on the Johnson Supplemental Note until the Johnson Supplemental Note is paid in full, and (b) the balance, if any, to Johnson and Tidal, pro-rata in accordance with the principal amount of the Original Notes to be applied first to the accrued and unpaid interest on the Original Notes and the balance to the payment of the principal of the Original Notes.

3.    Any reference to the Modification Agreement in the Original Note Amendments shall refer to the Modification Agreement as amended by this Amendment.

4.    This Amendment shall be governed by and construed in accordance with the laws of the State of Texas. This Amendment may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. No amendment or waiver of any provision of this Amendment shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto. The provisions of this letter agreement are binding solely upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each person executing this Amendment on behalf of a party represents and warrants that such person is duly authorized to execute this Amendment on behalf of, and that this Amendment is binding upon, such party.

AGREED TO AND ACCEPTED:

KURT A. JOHNSON JR.

/s/  Kurt A. Johnson Jr.

TIDAL POWER GROUP LLC,
a Texas limited liability company

By:  /s/ Monty Janak
Printed Name: Monty Janak
Title: Manager

ORBITAL ENERGY GROUP, INC.,
a Colorado corporation

By:  William J. Clough
Printed Name: William J. Clough
Title: Executive Chairman & CLO